Exhibit 10.27

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of January 1 2005, (the “Effective Date”), by and between Accentia Biopharmaceuticals, Inc., a Florida corporation (the “Company”), and Alan Pearce, an individual residing in the State of Florida (the “Employee”).

WITNESSETH:

WHEREAS, the Company desires to employ the Employee, and the Employee desires to accept such employment, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the parties hereto covenant and agree as follows:

1. Employment. The Company hereby employs Employee, and the Employee hereby accepts such employment, upon the terms and conditions set forth in this Agreement.

2. Term.

(a) Subject to the terms and conditions of this Agreement, including, but not limited to, the provisions for termination set forth in Section 5 hereof, the employment of the Employee under this Agreement shall commence on the Effective Date and shall continue for a term of five years from January 1, 2005 (the “Initial Term”).

(b) Upon the expiration of the Initial Term, the Employee’s employment with the Company will continue on an “at-will” basis and may be terminated by Employee or the Company for any reason and at any time, provided that the terminating party shall provide at least thirty (30) days prior written notice of the termination to the other party (unless the termination is pursuant to clause (2), (3), or (4) of Section 5(d) of this Agreement, in which case the Employee’s employment may be terminated immediately).

3. Duties. Employee will initially serve as Chief Financial Officer of the Company. The Employee will devote Employee’s primary business time, attention, skill, and energy exclusively to the business of the Company, will use the Employee’s best efforts to promote the success of the Company’s business, and will cooperate fully with the Board of Directors in the advancement of the best interests of the Company. Notwithstanding the foregoing, Company acknowledges that Employee shall be entitled to devote reasonable time to the management of personal and family investments and business activities and to continue existing business relationships, provided such activities do not interfere with Employees duties hereunder. Furthermore, the Employee shall assume and competently perform such reasonable responsibilities and duties as may be assigned to the Employee from time to time by the Board of Directors, Chairman of the Board, or Chief Executive Officer of the Company. To the extent that the Company shall have any parent company, subsidiaries, affiliated corporations, partnerships, or joint ventures (collectively “Related Entities”), the Employee shall perform such duties to promote these entities and their respective interests to the same extent as the interests of the Company without additional compensation. At all times, the Employee agrees that the

Employee has read and will abide by, and prospectively will read and abide by, any employee handbook, policy, or practice that the Company or Related Entities has or hereafter adopts with respect to its employees generally.

4. Compensation.

(a) Annual Base Salary. As compensation for Employee’s services and in consideration for the Employee’s covenants contained in this Agreement, the Company shall pay the Employee an annual base salary of $250,000 (“Base Salary”). Such annual Base Salary shall be payable in equal installments in accordance with the policy then prevailing for the Company’s salaried employees generally, and the annual base salary shall be subject to any tax and other withholdings or deductions required by applicable laws and regulations. The Employee’s annual Base Salary will be reviewed by the Compensation Committee of the Company not less frequently than annually, and the annual base salary may be adjusted upward (but not downward) in the sole discretion of the Company. Should the Company become a publicly trading company, the Compensation Committee shall review and increase (but not reduce) Employees base salary to cause same to be in line with compensation paid to chief financial officers employed by comparable public companies with recognition of the length and nature of Employee’s accounting and financial experience. For purposes of this Agreement, the term “Salary Year” means the twelve-month period that begins on the Effective Date and ends on the first (1st) anniversary of the Effective Date and each successive twelve-month period thereafter that ends on an anniversary of the Effective Date. For purposes hereof, “Compensation Committee” shall mean the appropriate committee of the Board of Directors that handles compensation matters or in the absence of such a committee the Board of Directors.

Bonuses. In addition to the Employee’s annual Base Salary, during the term of the Employee’s employment hereunder, the Employee shall be entitled to a bonus at least annually as may be granted to the Employee by the Company’s Compensation Committee, in their sole discretion (“Annual Bonus”). The Compensation Committee shall set Employee’s Annual Bonus based on a target of 50% of Base Salary with adjustments to reflect consolidated financial results, Employee’s contribution and in recognition of bonuses paid to other senior executives of the Company. The Compensation Committee shall set Employee’s Annual Bonus to be reflective of Employee’s contribution and in recognition of bonuses paid to other senior executives of the Company based as a per cent age of salary. Additionally, following the Company becoming a publicly traded company, the Compensation Committee shall establish and pay to Employee a special bonus to recognize Employee’s contribution to the Company prior to the IPO and in connection with the IPO (“Special Bonus”). The Special Bonus shall not be considered in establishing Employee’s Annual Bonus for 2005 or any subsequent year.

(b) Other Benefits. During the term of the Employee’s employment hereunder, the Employee shall be eligible to participate in such pension, life insurance, health insurance, disability insurance and other benefits plans, if any, which the Company may from time to time make available to similar-level employees. In the event Employee elects not to participate in any insurance program made available by the Company to employees, the Company shall pay Employee an amount equal to the employer contribution that would be required if Employee had elected to participate.

(c) Vacation. The Employee shall be entitled to eight weeks paid vacation during each Salary Year during the term of the Employee’s employment hereunder. Unused vacation from a particular Salary Year will not carry over to succeeding Salary Years, and the Employee will be paid for any unused vacation.

(d) Reimbursement of Expenses. The Employee shall be reimbursed for all reasonable and customary travel and other business expenses incurred by Employee in the performance of Employee’s duties hereunder, provided that such reimbursement shall be subject to, and in accordance with, any expense reimbursement policies and/or expense documentation requirements of the Company that may be in effect from time to time. The reimbursement expense shall include reasonable cost and expenses of required continuing education requirements, professional dues and memberships deemed appropriate and an auto reimbursement of $500 per month.

5. Termination.

(a) Death. The Employee’s employment under this Agreement shall terminate immediately upon Employee’s death. In the event of a termination pursuant to this Section 5(a), the Employee’s estate shall be entitled to receive any unpaid base salary owing to Employee up through and including the date of the Employee’s death.

(b) Disability. If, during the term of the Employee’s employment hereunder, the Employee becomes physically or mentally disabled in accordance with the terms and conditions of any disability policy covering the Employee or, if due to any physical or mental condition, the Employee becomes unable for a period of more than sixty (60) days during any six-month period to perform Employee’s duties hereunder on substantially a full-time basis as determined by the Company in its sole discretion, the Company may, at its option, terminate the Employee’s employment upon not less than thirty (30) days written notice. In the event of a termination pursuant to this Section 5(b), the Employee shall be entitled to receive the severance compensation as provided in Section 5(f) below.

(c) Termination By Company Without Cause. In addition to the other termination provisions of this Agreement, the Company may terminate the Employee’s employment at any time without cause (a “Termination Without Cause”). In such event, Employee will be entitled to the severance compensation set forth in Section 5(f) below.

(d) Termination By Company With Cause. The Company may terminate the Employee’s employment at any time with Cause. As used in this Agreement, “Cause” shall mean the following: (1) the Employee’s willful or intentional failure to perform Employee’s duties under this Agreement; (2) dishonesty, misconduct, or unlawful acts that adversely affect the Company; (3) a material violation of the Company’s policies or practices which reasonably justifies immediate termination; (4) pleading guilty or no contest to, or conviction of, a felony or any crime involving moral turpitude, fraud, dishonesty, or misrepresentation; (5) the intentional commission by the Employee of any act which could reasonably be expected to materially injure the reputation, business, or business relationships of the Company or Related Entities; (6) the Employee’s inability to perform an essential function of Employee’s position; or (7) any material breach by Employee of this Agreement. The Company may terminate this Agreement for Cause, as defined in clauses (1), (3), (5), (6) and (7) above, upon thirty days prior written notice (the “Cause Notification Period”) to Employee, but such termination shall only become effective in the event of Employee’s failure to cure the applicable breach or violation, to the reasonable satisfaction of Company, prior to the end of the Cause Notification Period. The Company may terminate this Agreement for Cause, as defined in clauses (2) and (4) above, at any time with no notice. In the event of a termination for Cause, the Company shall be relieved of all its obligations to the Employee provided for by this Agreement as of the effective date of termination, and all payments to the Employee hereunder shall immediately cease and terminate as of such date, except that Employee shall be entitled to the annual base salary hereunder up to and including the effective date of termination and, except in the event of termination pursuant to (2) or (4), the severance compensation as provide in Section 5(f) below.

(e) Termination for Good Reason. The Employee may terminate his employment at any time for Good Reason upon written notice to the Company. For this purpose, “Good Reason” shall mean any of the following: (a) the Company’s material breach of this Agreement, which breach is not cured by the Company within thirty (30) calendar days after written notice to the Company specifying such breach and stating that such notice is being delivered pursuant to this clause; (b) the assignment of the Employee without his consent to a position, responsibilities, or duties of a materially lesser status or degree of responsibility than his position, responsibilities, or duties at the Effective Date; or (c) the relocation of the Company’s principal executive offices outside the metropolitan Tampa, Florida, area; or (d) the requirement by the Company that the Employee be based anywhere other than the Company’s principal executive offices, in either case without the Employee’s consent.

(f) Termination Pay. In the event of a termination by the Company Without Cause, because of Disability, or For Cause except for termination pursuant to subsection (2) or (4) of Section 5(d) or termination by Employee for Good Reason, the Employee shall be entitled to receive only such compensation as is provided in this Section 5(f), and such compensation shall be in lieu of all other amounts and in settlement and complete release of all claims the Employee may have against the Employer (“Section 5(f) Termination”). Upon a Section 5(f) Termination, the Employee shall continue to receive the Employee’s Base Salary (as then in effect) during the twelve month period immediately following the effective date of the Section 5(f) Termination (the “Severance Period”). In addition to the severance pay described in the preceding sentence, the Employee shall continue to receive, during the Severance Period, all employee health and welfare benefits that Employee would have received during the Severance Period in the absence of such termination. Employee agrees and acknowledges, however, that Employee will forfeit the right to receive Base Salary and benefits during the Severance Period immediately upon the Employee’s breach of any covenant set forth in Section 6 of this Agreement. In the event of a Section 5(f) Termination, all options previously granted to Employee shall continue to vest during the Section 5(f) Severance Period. Notwithstanding the foregoing, the expiration of the Employee’s employment pursuant to Section 2(a) of this Agreement or the termination of the Employee’s employment for any reason other than a Section 5(f) Termination shall not give rise to any severance payment or other benefits pursuant to this Section 5(f).

6. Noncompetition, Nonsolicitation, and Nondisclosure Covenants.

(a) Rationale for Restrictions. Employee acknowledges that Employee’s services hereunder are of a special, unique, and extraordinary character, and Employee’s position with the Company places Employee in a position of confidence and trust with customers, suppliers, and other persons and entities with whom the Company and its Related Entities have a business relationship. The Employee further acknowledges that the rendering of services under this Agreement will likely require the disclosure to Employee of Confidential Information (as defined below) relating to the Company and/or Related Entities. As a consequence, the Employee agrees that it is reasonable and necessary for the protection of the goodwill and legitimate business interests of the Company and Related Entities that the Employee make the covenants contained in this Section 6, that such covenants are a material inducement for the Company to employ the Employee and to enter into this Agreement, and that the covenants are given as an integral part of and incident to this Agreement.

(b) Noncompetition and Nonsolicitation Covenants. As used herein, the term “Restrictive Period” means the time period commencing on the Effective Date of this Agreement and ending on the second (2nd) anniversary of the date on which the Employee’s employment by the Company (or any Related Entity) expires or is terminated. The Employee agrees that, during the Restrictive Period, the Employee will not utilize his or her knowledge of the business of the Company or his or her relationships with investors, suppliers, customers, clients, or financial institutions to compete with the Company or any of the Related Entities in any business which is the same as, or similar to, any business conducted by the Company or any of the Related Entities at any time during the Restrictive Period (a “Covered Business”). Additionally, the Employee agrees that the Employee will not engage in any of the following acts anywhere in the world during the Restrictive Period:

(i)	directly or indirectly engage or invest in; own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of; be employed by, associated with, or in any manner connected with; lend the Employee’s name or any similar name to; lend Employee’s credit to; or render services or advice to, any business which competes with, is engaged in, or carries on any aspect of a Covered Business;

(ii)	directly or indirectly assist, promote or encourage any existing or potential employees, customers, clients, or vendors of the Company or any Related Entity, as well as any other parties which have a business relationship with the Company or a Related Entity, to terminate, discontinue, or reduce the extent of their relationship with the Company or a Related Entity;

(iii)	directly or indirectly solicit business of the same or similar type as a Covered Business, from any person or entity known by the Employee to be a customer or client of the Company, whether or not the Employee had contact with such person or entity during the Employee’s employment with the Company;

(iv)	disparage the Company, any Related Entities, and/or any shareholder, director, officer, employee, or agent of the Company or any Related Entity; and/or

(v)	engage in any practice the purpose of which is to evade the provisions of this Section 6 or commit any act which adversely affects the Company, any Related Entity, or their respective businesses.

The Employee acknowledges and agrees that, in light of the unique nature of the Company’s business, the Company will market its products on a worldwide basis and will compete with various companies and businesses across and world. Accordingly, the Employee agrees that the geographic scope of the above covenants is a reasonable means of protecting the Company’s (and the Related Entities’) legitimate business interests. Notwithstanding the foregoing covenants, nothing set forth in this Agreement shall prohibit the Employee from owning the securities of (i) corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 5% of the outstanding shares of any such corporation or (ii) any corporation, partnership, firm or other form of business organization which does not compete with, is not engaged in, and does not carry on any aspect of, either directly or indirectly through a subsidiary or otherwise, any Covered Business.

(c) Disclosure of Confidential Information. The Employee acknowledges that the inventions, innovations, software, trade secrets, business plans, financial strategies, finances, and all other confidential or proprietary information with respect to the business and operations of the Company and Related Entities are valuable, special, and unique assets of the Company. Accordingly, the Employee agrees not to, at any time whatsoever either during or after the Employee’s term of employment with the Company, disclose, directly or indirectly, to any person or entity, or use or authorize any person or entity to use, any confidential or proprietary information with respect to the Company or Related Entities without the prior written consent of the Company, including, without limitation, information as to the financial condition, results of operations, identities of clients or prospective clients, products under development, acquisition strategies or acquisitions under consideration, pricing or cost information, marketing strategies or any other information relating to the Company or any of the Related Entities which could be reasonably regarded as confidential (collectively referred to as “Confidential Information”). However, the term “Confidential Information” does not include any information which is or shall become generally available to the public other than as a result of disclosure by the Employee or by any person or entity which the Employee knows (or which the Employee reasonably should know) has a duty of confidentiality to the Company or a Related Entity with respect to such information. In addition to the foregoing, Company will be fully entitled to all of the protections and benefits afforded by the Florida Uniform Trade Secrets Act and other applicable law.

(d) Removal and Return of Proprietary Items. The Employee will not remove from the Company’s premises (except to the extent such removal is for purposes of the performance of the Employee’s duties at home or while traveling, or except as otherwise specifically authorized by the Company) any document, record, notebook, plan, model, component, device, or computer software or code obtained from the Company or containing the Company’s Confidential Information, whether embodied in a disk or in any other form (collectively, the “Proprietary Items”). The Employee recognizes that, as between the Company and the Employee, all of the Proprietary Items, whether or not developed by the Employee, are the exclusive property of the Company. Upon termination of Employee’s employment with the Company by either party (regardless of the reason for termination), or upon the request of the Company during the term of employment, the Employee will return to the Company all of the Proprietary Items in the Employee’s possession or subject to the Employee’s control, and the Employee shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

(e) Enforcement and Remedies. In the event of any breach of any of the covenants set forth in this Section 6, the Employee recognizes that the remedies at law will be inadequate and that in addition to any relief at law which may be available to the Company for such violation or breach and regardless of any other provision contained in this Agreement, the Company shall be entitled to equitable remedies (including an injunction) and such other relief as a court may grant after considering the intent of this Section 6. Additionally, the period of time applicable to any covenant set forth in this Section 6 will be extended by the duration of any violation by Employee of such covenant. In the event a court of competent jurisdiction determines that any of the covenants set forth in this Section 6 are excessively broad as to duration, geographic scope, prohibited activities or otherwise, the parties agree that this covenant shall be reduced or curtailed to the extent, but only to the extent, necessary to render it enforceable.

7. Employee Inventions.

(a) Definition. For purposes of this Agreement, “Employee Invention” means any idea, invention, technique, modification, process, or improvement (whether patentable or not), any industrial design (whether registerable or not), and any work of authorship (whether or not copyright protection may be obtained for it) created, conceived, or developed by the Employee, either solely or in conjunction with others, during the Employee’s employment with the Company or during the six (6) month period following such employment, that relates in any way to, or is useful in any manner in, the businesses then being conducted or proposed to be conducted by the Company or any Related Entity.

(b) Ownership of Employee Inventions. Employee agrees and acknowledges that all Employee Inventions will belong exclusively to the Company and that all Employee Inventions are works made for hire and the property of the Company, including any copyrights, patents, semiconductor mask protection, or other intellectual property rights pertaining thereto. If it is determined that any such works are not works made for hire, the Employee hereby assigns to the Company all of the Employee’s right, title, and interest, including all rights of copyright, patent, semiconductor mask protection, and other intellectual property rights, to or in such Employee Inventions. The Employee covenants that the Employee will promptly:

(i)	disclose to the Company’s Board of Directrs in writing any Employee Invention;

(ii)	assign to the Company or to a party designated by the Company, at the Company’s written request (the “Company Request”) and without additional compensation, all of the Employee’s right to the Employee

Invention for the United States and all foreign jurisdictions. To preserve its rights under Section 7 in the disclosed invention, the Company shall deliver the Company Request to Employee within thirty days of the disclosure pursuant to subsection (i) above;

(iii)	execute and deliver to the Company such applications, assignments, and other documents as the Company may request in order to apply for and obtain patents or other registrations with respect to any Employee Invention in the United States and any foreign jurisdictions;

(iv)	execute and deliver to the Company such applications, assignments, and other documents as the Company may request in order to apply for and obtain patents or other registrations with respect to any Employee Invention in the United States and any foreign jurisdictions;

(v)	sign all other papers necessary to carry out the above obligations; and

(vi)	give testimony and render any other assistance in support of the Company’s rights to any Employee Invention.

8. Essential and Independent Covenants. The Employee’s covenants in Sections 6 and 7 of this Agreement are independent covenants, and the existence of any claim by the Employee against the Company under this Agreement or otherwise will not excuse the Employee’s breach of any covenant in Section 6 or 7.

9. Representations and Warranties by The Employee. The Employee represents and warrants to the Company that the execution and delivery by the Employee of this Agreement do not, and the performance by the Employee of the Employee’s obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Employee, or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Employee is a party or by which the Employee is or may be bound, including, without limitation, any noncompetition agreement or similar agreement.

10. Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when hand-delivered, sent by facsimile transmission (as long as receipt is acknowledged), or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the address or facsimile number for each party set forth on the signature page hereto, or to such other address or facsimile number as either party may have furnished to the other in writing in accordance herewith, except that a notice of change of address shall be effective only upon receipt.

11. Miscellaneous. No provision of this Agreement may be modified or waived unless such waiver or modification is agreed to in writing signed by both of the parties hereto. No waiver by any party hereto of any breach by any other party hereto shall be deemed a waiver of any similar or dissimilar term or condition at the same or at any prior or subsequent time. This Agreement is the entire agreement between the parties hereto with respect to the Employee’s employment by the Company, and there are no agreements or representations, oral or otherwise, expressed or implied, with respect to or related to the employment of the Employee which are not set forth in this Agreement. This Agreement shall be binding upon, and inure to the benefit of, the Company, its respective successors and assigns, and the Employee and Employee’s heirs, executors, administrators and legal representatives. The duties and covenants of the Employee under this Agreement, being personal, may not be delegated or assigned by the Employee without the prior written consent of the Company, and any attempted delegation or assignment without such prior written consent shall be null and void and without legal effect. The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, the Agreement shall be construed with the invalid or inoperative provision deleted and the rights and obligations of the parties shall be construed and enforced accordingly.

12. Governing Law; Resolution of Disputes. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Florida without regard to principles of choice of law or conflicts of law thereunder. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the courts of the State of Florida, County of Hillsborough, or, if it has or can acquire jurisdiction, in the United States District Court located in Hillsborough County, Florida, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on either party anywhere in the world. THE PARTIES HEREBY WAIVE A JURY TRIAL IN ANY LITIGATION ARISING UNDER OR RELATING TO THIS AGREEMENT.

13. Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be effective upon the execution and delivery by any party hereto of facsimile copies of signature pages hereto duly executed by such party; provided, however, that any party delivering a facsimile signature page covenants and agrees to deliver promptly after the date hereof two (2) original copies to the other party hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Accentia Biopharmaceuticals, Inc.

By:	/s/ Francis E. O’Donnell, Jr.

Name:	Francis E. O’Donnell, Jr.

Title:	Chief Executive Officer

Address and Facsimile Number:

5310 Cypress Center Drive Suite 101 Tampa, FL 33609-1057 Fax: 813-287-6642

EMPLOYEE

By:	/s/ Alan Pearce

Printed Name: Alan Pearce Address and Facsimile Number:

Sarasota, FL Fax: 941-